Exhibit 23.3

Grant Thornton
United Arab Emirates
The Office 5
Level 3, Office 303
One Central, DWTC
Dubai, UAE

T +971 4 388 9925
F +971 4 388 9915

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated February 4, 2022, with respect to the consolidated financial statements of Connect Ads DMCC contained in the Registration Statement. The consolidated financial statements of Connect Ads DMCC included in the Registration Statement have been so included in reliance upon the report of Grant Thornton Auditing & Accounting Limited, independent auditors, upon the authority of said firm as experts in accounting and auditing.

/s/ Grant Thornton UAE
Grant Thornton UAE
Dubai, United Arab Emirates
February 7, 2022

© 2022 Grant Thornton UAE - All rights reserved. Grant Thornton UAE represents all legal licenses under which Grant Thornton Audit and Accounting Limited, A British Virgin Islands registered Branch, operate in the UAE. These licenses include the Abu Dhabi based branch – Grant Thornton Audit and Accounting Limited – registered with the Abu Dhabi Global Market and the Dubai based branch – Grant Thornton Audit and Accounting Limited (BVI) – registered with the Dubai Financial Services Authority.	grantthornton.ae

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